Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS CONTINUED

GROWTH IN SALES VOLUMES AND EARNINGS

IN THE THIRD QUARTER

DALLAS, TX (February 6, 2013) - Eagle Materials Inc. (NYSE: EXP) today reported financial results for the third quarter of fiscal 2013 which ended December 31, 2012. Notable items for the quarter include (all comparisons, unless noted, are with the prior-year’s third quarter):

•	Revenues of $164.7 million, up 33%

•	Segment operating earnings of $39.9 million, up 91%

•	Adjusted earnings per diluted share of $0.43, up 115%

•	Adjusted earnings per share is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 5

•	Total after-tax impact of non-routine items, including costs related to the closing of our acquisition of the Lafarge Target Business, was $2.8 million, or $0.06 per diluted share. See Attachment 5.

•	Earnings per diluted share of $0.37, up 429%

Third quarter sales volumes improved across all business lines. In addition, sales prices improved in all business lines other than Paperboard. Gypsum Wallboard experienced the most significant improvement, with an increase in average net sales prices of 27% as compared with the prior year’s third quarter.

On November 30, 2012, Eagle completed its previously announced acquisition of Lafarge North America’s Sugar Creek, Missouri and Tulsa, Oklahoma cement plants, as well as related assets, which included six distribution terminals, two aggregates quarries, eight ready-mix concrete plants and a fly ash business (the “Lafarge Target Business”). Eagle used cash proceeds from an equity offering completed on October 3, 2012, along with borrowings under its bank credit facility to fund the purchase. The results of operations of the Lafarge Target Business are included in the results disclosed in this press release for the period from November 30 through December 31, 2012. For information regarding the results of operations of the Lafarge Target Business for certain periods prior to November 30, 2012, including pro forma financial information that combines the results of operations of the Company and the Lafarge Target Business, please see our Form 8-K/A filed on January 23, 2013.

Cement, Concrete and Aggregates

Operating earnings from Cement for the third quarter were $16.6 million, a 7% increase from the same quarter a year ago. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $74.9 million, 22% greater than the same quarter last year. Cement sales volumes for the quarter were 818,000 tons, 17% above the same quarter a year ago. The average net sales price this quarter was $82.68 per ton, 3% higher than the same quarter last year.

Concrete and Aggregates reported a $1.3 million operating loss for the third quarter versus the $0.6 million operating loss for the same quarter a year ago, reflecting increased maintenance costs and a litigation settlement of approximately $0.4 million, pre-tax.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard’s third quarter operating earnings of $24.8 million were up 362% compared to the same quarter last year. Higher wallboard average net sales prices, higher gypsum wallboard and gypsum paperboard sales volumes and lower recycled paper input costs were the primary driver of the quarterly earnings increase.

Gypsum Wallboard and Paperboard revenues for the third quarter totaled $100.3 million, a 37% increase from the same quarter a year ago. The revenue increase reflects primarily higher wallboard average net sales prices and sales volumes.

The average gypsum wallboard net sales price for the third quarter was $120.55 per MSF, 27% greater than the same quarter a year ago. Gypsum Wallboard sales volume for the quarter of 519 million square feet (MMSF) represents a 23% increase from the same quarter last year. The average Paperboard net sales price for this quarter was $480.51 per ton, 9% lower than the same quarter a year ago. Paperboard sales volumes for the quarter were 65,000 tons, 14% higher than the same quarter a year ago.

Details of Financial Results

Current quarter Acquisition and Litigation Expense of $2.5 million consists of costs related to our acquisition of the Lafarge Target Business and legal fees related to our lawsuit against the IRS. In the prior year, we received an adverse ruling in an arbitration proceeding involving a contract dispute between one of our subsidiaries and another mining company. The award, along with our legal expenses, was approximately $9.1 million.

Texas Lehigh Cement Company LP, one of our cement plant operations, is conducted through a 50/50 joint venture (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments in the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The company is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, February 7, 2013. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012. These reports are filed with the Securities and Exchange Commission. With respect to our acquisition of the Lafarge Target Business as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, the risk that we may not be able to integrate the Lafarge Target Business in an efficient and cost-effective manner with our other assets and operations, the possible inability to realize synergies or other expected benefits of the transaction, the possibility that we may incur significant costs relating to transition or integration activities, the discovery of undisclosed liabilities associated with the business, the need to repay the indebtedness incurred to fund the acquisition and the fact that increased debt may limit our ability to respond to any changes in general economic and business conditions that occur after the acquisition. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Statement of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter and Nine Months)

(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(4)	Consolidated Balance Sheets

(5)	Non-GAAP Financial Measures

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Revenues	$164,743	$123,596	$483,444	$378,222

Cost of Goods Sold	133,482	111,125	396,797	352,661

Gross Profit	31,261	12,471	86,647	25,561

Equity in Earnings of Unconsolidated JV	8,852	7,776	24,070	21,160

Other Operating (Expense) Income	(223)	591	(427)	627

Acquisition and Litigation Expense	(2,485)	(9,117)	(8,859)	(9,117)

Corporate General and Administrative Expense	(6,268)	(4,928)	(16,942)	(13,518)

Earnings before Interest and Income Taxes	31,137	6,793	84,489	24,713

Interest Expense, Net	(3,836)	(4,210)	(11,149)	(13,352)

Loss on Debt Retirement	—	(2,094)	—	(2,094)

Earnings before Income Taxes	27,301	489	73,340	9,267

Income Tax (Expense) Benefit	(9,321)	2,408	(23,429)	462

Net Earnings	$17,980	$2,897	$49,911	$9,729

EARNINGS PER SHARE
Basic	$0.37	$0.07	$1.09	$0.22

Diluted	$0.37	$0.07	$1.07	$0.22

AVERAGE SHARES OUTSTANDING
Basic	48,331,185	44,212,098	45,920,452	44,197,540

Diluted	49,249,547	44,395,982	46,574,724	44,423,467

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$80,737	$54,063	$228,284	$156,386
Gypsum Paperboard	19,551	19,407	58,173	59,686

	100,288	73,470	286,457	216,072

Cement (Wholly Owned)	50,400	40,074	156,255	126,677

Concrete and Aggregates	14,055	10,052	40,732	35,473

Total	$164,743	$123,596	$483,444	$378,222

Segment Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$16,870	$228	$47,356	$(4,074)
Gypsum Paperboard	7,963	5,146	20,934	12,214

	24,833	5,374	68,290	8,140

Cement:
Wholly Owned	7,763	7,717	19,853	18,232
Joint Venture	8,852	7,776	24,070	21,160

	16,615	15,493	43,923	39,392

Concrete and Aggregates	(1,335)	(620)	(1,496)	(811)

Other Operating (Expense) Income	(223)	591	(427)	627

Sub-total	39,890	20,838	110,290	47,348

Acquisition and Litigation Expense	(2,485)	(9,117)	(8,859)	(9,117)

Corporate General and Administrative Expense	(6,268)	(4,928)	(16,942)	(13,518)

Earnings Before Interest and Income Taxes	$31,137	$6,793	$84,489	$24,713

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended December 31,			Nine Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Gypsum Wallboard (MMSF’s)	519	421	+23%	1,476	1,236	+19%

Cement (M Tons):
Wholly Owned	592	497	+19%	1,852	1,534	+21%
Joint Venture	226	203	+11%	678	657	+3%

	818	700	+17%	2,530	2,191	+15%
Paperboard (M Tons):
Internal	23	19	+21%	66	54	+22%
External	42	38	+11%	121	120	+1%

	65	57	+14%	187	174	+7%

Concrete (M Cubic Yards)	143	112	+28%	421	391	+8%

Aggregates (M Tons)	639	463	+38%	2,101	1,846	+14%

	Average Net Sales Price*
	Quarter Ended December 31,			Nine Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Gypsum Wallboard (MSF)	$120.55	$94.86	+27%	$119.60	$92.35	+30%
Cement (Ton)	$82.68	$80.02	+3%	$82.17	$80.77	+2%
Paperboard (Ton)	$480.51	$527.42	-9%	$498.16	$519.20	-4%
Concrete (Cubic Yard)	$71.55	$67.11	+7%	$67.94	$63.98	+6%
Aggregates (Ton)	$6.13	$5.99	+2%	$6.04	$5.95	+2%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011
Intersegment Revenues:
Cement	$535	$803	$1,614	$3,044
Paperboard	11,780	10,594	35,217	30,728
Concrete and Aggregates	146	198	603	559

	$12,461	$11,595	$37,434	$34,331

Cement Revenues:
Wholly Owned	$50,400	$40,074	$156,255	$126,677
Joint Venture	24,000	20,633	71,623	64,487

	$74,400	$60,707	$227,878	$191,164

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31,		March 31,
	2012	2011	2012*
ASSETS
Current Assets –
Cash and Cash Equivalents	$9,247	$3,679	$6,481
Accounts and Notes Receivable, net	86,588	54,491	56,197
Inventories	134,473	113,613	123,606
Federal Income Tax Receivable	—	9,109	1,133
Prepaid and Other Assets	13,015	3,045	4,424

Total Current Assets	243,323	183,937	191,841

Property, Plant and Equipment –	1,581,468	1,138,261	1,140,744
Less: Accumulated Depreciation	(598,396)	(548,284)	(560,236)

Property, Plant and Equipment, net	983,072	589,977	580,508
Investments in Joint Venture	41,760	37,571	38,939
Notes Receivable	3,273	3,448	3,436
Goodwill and Intangibles	163,802	151,061	150,902
Other Assets	21,590	19,155	19,519

	$1,456,820	$985,149	$985,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$47,460	$33,344	$38,747
Accrued Liabilities	57,460	42,456	33,619
Federal Income Tax Payable	5,532	3,392	—
Current Portion of Long-term Debt	—	4,677	4,677

Total Current Liabilities	110,452	83,869	77,043

Long-term Liabilities	41,104	35,268	39,467
Bank Credit Facility	291,000	84,000	70,000
Senior Notes	192,259	192,259	192,259
Deferred Income Taxes	134,458	127,562	133,865
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 49,351,952; 44,944,310 and 45,269,493 Shares, respectively.	494	449	453
Capital in Excess of Par Value	216,440	29,235	37,692
Accumulated Other Comprehensive Losses	(5,168)	(2,893)	(5,516)
Retained Earnings	475,781	435,400	439,882

Total Stockholders’ Equity	687,547	462,191	472,511

	$1,456,820	$985,149	$985,145

*	From audited financial statements.

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Non-GAAP Financial Measures

(unaudited)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted earnings per diluted share (Adjusted EPS) is a non-GAAP financial measure and represents earnings per diluted share excluding the impacts from non-routine items, including costs related with closing the Lafarge acquisition, litigation costs related to our lawsuit against the IRS, loss on debt retirements, discrete tax benefits and losses on arbitration or litigation rulings (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a basis for comparing operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure.

The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to earnings per diluted share in accordance with GAAP for the three months ended December 31, 2012 and 2011. The amounts presented below are presented after-tax and were determined using our effective tax rate, before discrete items, for the three months ended December 31, 2012 and 2011 of 34% and 22%, respectively:

	Three Months Ended December 31,
	2012	2011
After tax impact of costs associated with closing the Lafarge acquisition and initial purchase accounting	$(1.9)	$—
After tax impact of costs associated with our lawsuit against the IRS	(0.6)	—
After tax impact of loss on debt retirement	—	(1.6)
After tax impact of tax and related interest benefits	—	2.8
After tax impact of loss on arbitration and litigation	(0.3)	(7.0)

Total Non-routine Items impact, net	$(2.8)	$(5.8)
Diluted average shares outstanding for the three months ended December 31, 2012	49.2	44.4
Diluted earnings per share impact from Non-routine Items	$(0.06)	$(0.13)

	Three Months Ended December 31,
	2012	2011
Earnings per diluted share in accordance with generally accepted accounting principles	$0.37	$0.07

Add back: Earnings per diluted share impact from Non-routine Items	0.06	0.13

Adjusted EPS	$0.43	$0.20